Household Mortgage Loan Trust 2002-HC1


Original Principal Class A               $892,791,000.00
Number of $1,000 Class A Bonds                   892,791
Original Principal Class M               $158,216,000.00
Number of $1,000 Class M Bond                    158,216

                                                                           Total
                                                                            2002

CLASS A
Principal Payment                                                 151,356,654.52
Class A Interest Payment                                            8,114,601.32

Total Payment Amount - Class A                                    159,471,255.84


CLASS M
Principal Payment                                                  26,822,676.81
Class M Interest Payment                                            1,683,181.69

Total Payment Amount - Class M                                     28,505,858.50